EXHIBIT 99.1

COMMUNITY BANCORP.

DIVIDEND REINVESTMENT PLAN

SHAREHOLDER ENROLLMENT FORM

I/We hereby enroll in the Community Bancorp. Dividend Reinvestment Plan (the "Plan") and appoint Community National Bank (the "Bank"), or any successor plan administrator designated by Community Bancorp. (the “Company”), as my/our agent under the Plan to hold for my/our account in book entry form allocations of whole and fractional shares of the Company’s common stock that I may purchase as a result of reinvestment of any cash dividends and to hold other distributions that hereafter may become payable to me/us on shares of the Company's common stock. The Bank is also appointed as my/our agent to hold any certificates for shares of common stock of the Company that I/we may deposit with it for safekeeping.  I understand that the Bank may delegate some of its responsibilities for administration of the Plan and safekeeping of stock certificates to affiliated and/or unaffiliated third parties.

By signing this form, I/we request enrollment in the Plan, certify that I/we have read the Prospectus describing the Plan, and agree to abide by all the terms and provisions of the Plan. I/we understand that I/we may terminate my/our participation at any time by notifying the Bank or its designated Plan agent in writing.

Shareholder Signature	Social Security Number	Date

Shareholder Signature	Social Security Number	Date

Shareholder Signature	Social Security Number	Date

Please sign exactly as the name(s) appear(s) on the Plan account.  When Shares are held by joint tenants, all joint owners must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Print Name(s) exactly as on Plan account:

To enroll in the Plan, please sign, date and mail this card to Community National Bank, P.O. Box 259, Derby, Vermont 05829, Attn: Shareholder Services. An addressed envelope is provided for your convenience.